As filed with the Securities and Exchange Commission on September 15, 1999
================================================================================
                                                      Registration No. 333-85663



                       SECURITIES AND EXCHANGE COMMISSION

                               ------------------
                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               ------------------


                            SMITH-MIDLAND CORPORATION
             (Exact name of registrant as specified in its charter)

          Delaware                                54-1727060
 (State or other jurisdiction of             (I.R.S. Employer Indentificate No.)
  incorporation or organization)


       Route 28, P.O. BOX 300, Midland, Virginia, 22728 - (540) 439-3266
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           Rodney I. Smith, President
                            Smith-Midland Corporation
                             Route 28, P.O. Box 300
                             Midland, Virginia 22728
                                 (540) 439-3266
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:
                             Gary T. Moomjian, Esq.
                             Kaufman & Moomjian, LLC
                   50 Charles Lindbergh Boulevard - Suite 206
                          Mitchel Field, New York 11553
                                 (516) 222-5100

                               ------------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box.   [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest
reinvestment plans, check the following box.   [x]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.   [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.   [ ]
     If delivery of the  prospectus is expected to be made pursuant to Rule 434,
please check the following box.   [ ]

                               ------------------
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                  SUBJECT TO COMPLETION, DATED SEPTEMBER 15, 1999
                             PRELIMINARY PROSPECTUS

                            SMITH-MIDLAND CORPORATION

                        1,785,718 Shares of Common Stock
                                       and
              100,000 Redeemable Warrants to Purchase Common Stock

     This Prospectus is part of a Registration Statement filed by Smith-Midland Corporation with the Securities and Exchange Commission using the "shelf" registration process. The Registration Statement covers 1,385,718 shares of Common Stock of the Company issuable upon exercise of publicly-traded redeemable common stock purchase warrants of the Company. Each Redeemable Warrant entitles the registered holder thereof to purchase one share of Common Stock at a price of $.60 at any time through and including December 12, 2000. The exercise price per share of the Redeemable Warrants was lowered to $.60 from $4.00 effective on the date of this Prospectus.

     This Prospectus also relates to 100,000 shares of Common Stock and 100,000 Redeemable Warrants underlying warrants originally issued to Network I Financial Securities, Inc. and LCP Capital Corp. (formerly First Hanover Securities, Inc.), the underwriters of our initial public offering in December of 1995. 100,000 shares of Common Stock issuable upon exercise of the Redeemable Warrants underlying the Underwriters' Warrants are also being registered herein. The Underwriters' Warrants to purchase Common Stock are exercisable at $5.425 per share, and the Underwriters' Warrants to purchase Redeemable Warrants are exercisable at $.155 per warrant.

     This Prospectus also relates to 200,000 shares of Common Stock underlying warrants issued to designees of Network I Financial Securities, Inc. pursuant to a financial advisory agreement with the Company. The Network I Warrants are exercisable at $1.00 per share of Common Stock and expire on January 14, 2002.

     The estimated proceeds, after our expenses, from the exercise of all of the Redeemable Warrants, the Underwriters' Warrants and the Network I Warrants is $1,549,860. Included in expenses is a solicitation fee of five (5%) percent (up to $41,572) which will be required to be paid to Network I Financial Securities, Inc., in certain circumstances.

     The Common Stock and Redeemable Warrants are currently traded on the NASDAQ SmallCap Market under the symbols "SMIDC" and "SMIWC," respectively, and are listed on the Boston Stock Exchange under the symbols "SMM" and "SMM/W" respectively. On August 18, 1999, the last sales price for the Common Stock and the Redeemable Warrants, as reported by NASDAQ, was $.75 per share and $.34375 per Redeemable Warrant, respectively.

                               ------------------
    The Securities offered in this Prospectus involve a high degree of risk. You should carefully read and consider the "Risk Factors," commencing one page 8, for information that should be considered in determining whether to purchase any of the securities.

                               ------------------
    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE
           ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               ------------------

                The date of this Prospectus is September 20, 1999

                                TABLE OF CONTENTS

Where You Can Find More Information. . . . . . . . . . . . . . . . . . . . . .3
Forward-looking Statements . . . . . . . . . . . . . . . . . . . . . . . . . .4
The Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .5
Recent Events. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .6
The Offering . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .7
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
Dividend Policy. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
Selling Securityholders. . . . . . . . . . . . . . . . . . . . . . . . . . . 19
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
Description of Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . 21
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23


     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND IN ANY ACCOMPANYING PROSPECTUS SUPPLEMENT. NO ONE HAS BEEN AUTHORIZED TO PROVIDE YOU WITH DIFFERENT INFORMATION.

     THE SECURITIES ARE NOT BEING OFFERED IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED.

     YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF SUCH DOCUMENTS.

                       WHERE YOU CAN FIND MORE INFORMATION

     Government Filings. We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended. As such, we file annual, quarterly and special reports, proxy statements and other documents with the Securities and Exchange Commission. These reports, proxy statements and other documents may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549 and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60601-2511. You may also obtain copies of such material by mail from the public reference facilities of the SEC's Washington, D.C. offices, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on their public reference facilities. In addition, the SEC maintains a Worldwide Web site that contains reports, proxy and information statements and other information regarding companies, including the Company, that file electronically with the SEC at the address "http://www.sec.gov."

     Stock Market. The Common Stock and Redeemable Warrants are listed on The Nasdaq SmallCap Market and the Boston Stock Exchange. Material filed by the Company can also be inspected and copied at the offices of NASDAQ at 1735 K Street, N.W., Washington, D.C. 20006, and the Boston Stock Exchange, at One Boston Place, Boston, Massachusetts 02108.

     The Company. We will provide you without charge, upon your request, a copy of any or all reports, proxy statements and other documents filed by us with the SEC, as well as any or all of the documents incorporated by reference in this Prospectus or the Registration Statement (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to:

                            Smith-Midland Corporation
                             Route 28, P.O. Box 300
                             Midland, Virginia 22728
                          Attn: Theodore D. Pennington
                        Telephone number: (540) 439-3266

     Information Incorporated by Reference. The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that:

     -    incorporated documents are considered part of this Prospectus,
     - we can disclose important information to you by referring you to those documents and,
     - information that we file after the date of this Prospectus with the SEC will automatically update and supersede information contained in this Prospectus and the Registration Statement.

     The Company incorporates by reference the documents listed below and any future filings the Company will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this Offering has been completed:

     1.   Our  Annual  Report  on  Form  10-KSB, for the year ended December 31,
          1998;

     2. Our Quarterly Report on Form 10-QSB, for the fiscal quarter ended March 31, 1999;

     3. Our Quarterly Report on Form 10-QSB, for the fiscal quarter ended June 30, 1999; and

     4. The description of the Common Stock, the Underwriters' Warrants and the Redeemable Warrants contained in our Registration Statement on Form SB-2, declared effective on December 13, 1995, including any amendment(s) or report(s) filed for the purpose of updating such description.

                           FORWARD-LOOKING STATEMENTS

     This Prospectus and the documents incorporated by reference into this Prospectus include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward- looking statements involve known and unknown risks, uncertainties and other factors which could cause the Company's actual results, performance (financial or operating) or achievements expressed or implied by such forward looking statements not to occur or be realized. Such forward looking statements generally are based upon the Company's best estimates of future results, performance or achievement, based upon current conditions and the most recent results of operations. Forward-looking statements may be identified by the use of forward-looking terminology such as "may," "will," "expect," "believe," "estimate," "anticipate," "continue," or similar terms, variations of those terms or the negative of those terms. Potential risks and uncertainties include, among other things, such factors as:

     - the possible delisting of our Common Stock from Nasdaq due to the continuing trading of the stock price below $1.00 per share and/or the book value of our Net Tangible Assets continuing to remain below $2,400,000,
     - our high level of indebtedness and ability to satisfy the same, as well as our sensitivity to possible increasing interest rates,
     - our recent substantial discontinuance of, and significant loss under, a material contract,
     - our limited history of profitable operations and our recent significant loss for the year ended December 31, 1998,
     - the continued availability of financing in the amounts, at the times and on the terms required to support our future business and capital projects,
     - the extent to which we are successful in developing, acquiring, licensing or securing patents for proprietary products,
     - changes in economic conditions specific to any one or more of our markets (such as the availability of public funds and grants for construction),
     -    changes  in  general  economic  conditions  (such   as  interest  rate
          changes),
     -    adverse weather which inhibits the demand for our products,
     -    our compliance with governmental regulations,
     -    the outcome of pending and future litigation,
     - unforeseen operational difficulties and financial losses due to year 2000 computer problems, and
     - the other factors and information disclosed and discussed under "Risk Factors" and in other sections of this Prospectus.

     Investors should carefully consider such risks, uncertainties and other information, disclosures and discussions which contain cautionary statements identifying important factors that could cause actual results to differ materially from those provided in the forward-looking statements. We undertake no obligation to publicly update or revise any forward- looking statements, whether as a result of new information, future events or otherwise.

                                   THE COMPANY

     Smith-Midland Corporation ("we," "us" or the "Company") develops, manufactures, markets and installs a variety of precast concrete products for use primarily in the construction, transportation and utilities industries. Our customers are primarily general contractors and federal, state and local transportation authorities located in the Mid- Atlantic and Northeastern regions of the United States. We also license our products to precast concrete manufacturers nationwide and in Puerto Rico, Canada, Belgium, Chile and Spain. Our products are used for residential housing; commercial buildings; public and private roads and highways; airports; municipal utilities; and federal, state and local transportation authorities.

    We manufacture and sell a variety of products, most of which can be custom designed, finished and fabricated to suit a variety of our clients' needs and demands. Slenderwall lightweight construction panels are prefabricated, energy-efficient panels that consist of a galvanized or stainless steel stud frame with an exterior sheath of steel-reinforced, high-density, precast concrete, with an exterior cladding system. This system combines the essential components of a wall system into a single unit ready for interior dry wall mounting immediately upon installation. The Easi-Set Sierra Wall products combine the strength and durability of precast concrete with a variety of finishes to provide an effective and attractive sound and sight barrier for use around residential, industrial and commercial properties and alongside highways. The Easi-Set Sierra Wall can also be used as a retaining wall to retain earth in both highway and residential construction. The Easi-Set J-J Hooks highway safety barrier is a patented, positively connected, safety barrier which has been approved for federally aided projects by the Federal Highway Administration for use on roadways to separate lanes of traffic. Easi-Set Precast Buildings are transportable, prefabricated, single-story, concrete utility buildings designed to be adaptable to a variety of uses ranging from housing communications or utility operatus and traffic control systems, to inventory or supply storage and restroom facilities. The Easi-Span system incorporates the technology of the Easi-Set Precast Building, but is available in larger sizes and is designed to have expansion capabilities. Finally, the Easi-Set Utility Vaults are precast concrete underground utility vaults ranging in size from 36 to 702 cubic feet which are designed in accordance with the customer's specifications and most often used to access water and gas pipes, electrical power lines, telecommunications cables, traffic signal equipment and for underground storage. We also produce and sell other generic highway sound barriers, utility vaults and farm products such as cattleguards and water and feed troughs. These products are manufactured in either of our manufacturing facilities which are located in Midland, Virginia and Reidsville, North Carolina.

    Our products are primarily marketed through an in-house sales force and, to a lesser extent, independent sales representatives. We have also established a cooperative advertising program in which we and our licensees combine resources to promote certain products. Although we advertise nationally, our marketing efforts are concentrated in the geographic area close to our facilities, which includes most of Virginia, Delaware, Maryland, North Carolina, South Carolina, and parts of Pennsylvania, New York, New Jersey and West Virginia. We also sometimes grant licenses, usually limited to a defined geographic region, through our wholly-owned subsidiary Easi-Set Industries, Inc., for the manufacturing and distribution rights of many of our proprietary products and certain non-proprietary products. License royalties vary depending on the product licensed, but the range is typically between 4% to 6% of the sales of the licensed product.

    The market for our products is highly competitive and affected by the cyclical nature of the construction industry which varies depending on a number of factors such as weather conditions, availability of financing at reasonable rates, overall fluctuations in national and regional economies, past overbuilding , labor relations and the availability of material and energy supplies. Much of our business is derived from government projects, which are further dependent on budgets, government policy and, in many cases, voter-approved bonds.

    We have recently completed construction of a new manufacturing facility, and are currently constructing a new engineering and storage facility, on our Midland, Virginia property. A portion of the proceeds of this Offering is anticipated to be used towards the cost of completion of the engineering and storage facility.

    The Company was originally formed in 1960 in Virginia and was reorganized as a Delaware corporation in 1994. Our principal executive offices are located at
Route 28, P.O. Box 300, Midland, Virginia 22728; telephone number (540) 439-3266. We maintain a website at www.smithmid.com. Unless the context otherwise requires, all references herein to the "Company," "we," or "our" includes Smith-Midland Corporation and its wholly-owned subsidiaries, including Smith- Midland Corporation, a Virginia corporation, Easi-Set Industries, Inc., a Virginia corporation, Smith-Carolina Corporation, a North Carolina corporation, Concrete Safety Systems, Inc., a Virginia corporation and Midland-Advertising & Design, Inc., a Virginia corporation, on a consolidated basis.


                                  RECENT EVENTS

    The Company has recently been notified by the NASDAQ that it may delist our securities from NASDAQ based upon the decline of the average bid price per share of the Common Stock to below $1.00 and the decrease of our net tangible assets to below $2,000,000. We have presented a plan to the NASDAQ listing qualifications panel which was designed to achieve compliance with these NASDAQ requirements and the NASDAQ panel has permitted a continued listing on a conditional basis. We have been granted until October 15, 1999 to fully comply with all applicable NASDAQ listing qualification rules, including raising our net tangible assets over $2,400,000 and having our Common Stock achieve a closing bid price per share of at least $1.00 for 10 consecutive days. There can be no assurance that we will be able to achieve these criteria.

    In July of 1999, Rodney I. Smith, the Company's President and Chief Executive Officer, and Guy M. Schuch, the Chief Operating Officer of the principal operating subsidiary of the Company, have subscribed to purchase from the Company 142,857 and 328,571 shares of Common Stock, respectively, for a selling price per share of $.70, or an aggregate of $330,000. Pursuant to NASDAQ regulations, any sale of more than 25,000 shares to officers and directors must be approved by the shareholders of the Company and said subscriptions are expected to be submitted for shareholder approval at the Company's upcoming Annual Meeting of Shareholders. Such sale, by agreement of the parties, is subject to both shareholder approval and the Company achieving continued listing on NASDAQ. Accordingly, in the event such private transaction is accepted, (i) Mr. Rodney Smith will beneficially own 756,155 shares of Common Stock, or 21.5% of the Company's issued and outstanding shares of Common Stock, assuming that no warrants or options are exercised, and (ii) Mr. Guy Schuch will beneficially own 328,571 shares of Common Stock, or 9.3% of the Company's issued and outstanding shares of Common Stock, assuming that no warrants or options are exercised.

                                  THE OFFERING

Securities Offered . . . . 1,385,718  shares  of  Common  Stock  issuable   upon
                           exercise of 1,385,718 Redeemable Warrants; 100,000 shares of Common Stock and 100,000 Redeemable Warrants underlying the Underwriters' Warrants, as well as 100,000 shares of Common Stock issuable upon exercise of the Redeemable Warrants underlying the Underwriters' Warrants; and 200,000 shares of Common Stock underlying the Network I Warrants. (1)

Shares of Common Stock
 Outstanding

     Before Offering . . .3,044,798 (2)

     After Offering. . . .4,830,516, (2)(3)

Redeemable  Warrants.  .  Includes  all  of   the Company's  redeemable   common
                          stock purchase warrants and   the  Redeemable Warrants
                          underlying   the   Underwriters'   Warrants. 1,150,000
                          Redeemable Warrants are publicly  traded and have been
                          issued   pursuant   to our  Initial  Public  Offering.
                          100,000   Redeemable  Warrants   are   issuable   upon
                          exercise of the Underwriters' Warrants.  Additionally,
                          235,718  Redeemable  Warrants were  originally  issued
                          to,  but are no  longer  held  by,  certain  investors
                          in our bridge  private  placements  in 1994  and 1995.
                          The exercise  price of  the Redeemable  Warrants  have
                          recently  been   reduced  from $4.00 per share to $.60
                          per   share   effective    as  of  the  date  of  this
                          Prospectus,  are  subject   to  adjustment  in certain
                          circumstances  and expire  on December 12,  2000.  The
                          Redeemable  Warrants are   redeemable by us at a price
                          of $.10  per  warrant  at any   time on 30 days  prior
                          written  notice  to  the  registered   holders  of the
                          Redeemable Warrants provided that the  average closing
                          bid price per share of the Common Stock  on the NASDAQ
                          exceeds $.90 per share for a period of 20  consecutive
                          trading  days,  ending not more than 15 days  prior to
                          the date of any  redemption  notice.  The   Redeemable
                          Warrants  will be  exercisable  until  the   close  of
                          business  on the day  preceding  the date   fixed  for
                          redemption.

Underwriters' Warrants . .Includes  warrants originally  issued to Network I and
                          First Hanover in connection with their acting as underwriters of our Initial Public Offering in 1995. The Underwriters' Warrants can be exercised into an aggregate of 100,000 shares of Common Stock at an exercise price of $5.425 per share, and 100,000 Redeemable Warrants at an exercise price of $.155 per Redeemable Warrant. The terms of the Underwriters' Warrants are subject to anti-dilutive adjustment. See "Selling Securityholders" and "Description of Capital Stock."

Network I Warrants . . . .The  Network I Warrants entitle the holders thereof to purchase an aggregate of 200,000 shares of Common Stock at an exercise price of $1.00 per share, subject to adjustment in certain circumstances. The Network I Warrants are not subject to redemption by the Company and expire at the close of business on January 14, 2002.

Estimated Net Proceeds . .$1,549,860

Use of Proceeds. . . . . .Partial   repayment of  indebtedness,  completion   of
                          engineering and storage facility and working capital and general corporate purposes.

NASDAQ Symbols . . . . . .Common Stock - SMIDC
                          Redeemable Warrants - SMIWC

Boston Stock Exchange
 Symbols. . . . . . . . . Common Stock - SMM
                          Redeemable Warrants - SMM/W

------------------
(1) This Prospectus also relates to the resale of these securities by the holders thereof or their transferees.

(2) Does not include an aggregate of up to 280,000 shares of Common Stock issuable under the Company's 1994 stock option plan.

(3) Assumes the exercise of all the Redeemable Warrants, Underwriters' Warrants and Network I Warrants.

                                  RISK FACTORS

     The securities offered in this Prospectus are speculative and involve a high degree of risk. Only those persons able to lose their entire investment should purchase any of the securities. Prior to making an investment decision, you should carefully read this Prospectus and consider, along with other matters referred to herein, the following risk factors.

Our Significant Debt Requires Substantial Principal and Interest Payments and is Secured by Certain Assets

     We have a high level of indebtedness and, as a result, have significant obligations to repay principal and to pay interest on our debt. At June 30, 1999, our outstanding debt was approximately $4,732,052 which includes borrowings under both our 23 year term bank credit facility with First International Bank ("FIB"), formerly the First National Bank of New England, which had a balance of $3,941,860, and our revolving line of credit with FIB with a credit limit of $500,000. This indebtedness is secured by our equipment and real estate and a $1,000,000 face-value life insurance policy on the life of Rodney I. Smith, the Company's President. Under the terms of the FIB term loan:
(i) our cash fixed asset expenditures are limited to $300,000 per year for a five year period, and (ii) debt for purchased equipment may not exceed $200,000 annually.

     Our  high  level  of  indebtedness   has  important   consequences  to  our
Shareholders, such as:

     - we must use a substantial portion of our cash flow from operations to pay our debt service obligations,
     - we are more sensitive to a downturn in general economic conditions and changes in our industry,
     - our ability to respond to market conditions (including our ability to make capital expenditures) or to meet our contractual or financial obligations may be limited,
     - we are subject to restrictive financial and operating covenants that could limit our ability to conduct our business, or allocate funds for certain specific purposes,
     -    we may have a higher level of indebtedness than  our  competitors, and
     - we may be limited in our ability to obtain additional financing to fund our growth strategy, working capital, capital expenditures, debt service requirements or other purposes.

     Our FIB term loan has a 23 year term and matures on June 25, 2021. Our revolving credit loan with FIB has a one year term, was renewed in July and matures on May 1, 2000. We must make the following monthly interest and/or principal payments in accordance with these loans:

     - monthly amortization payments of approximately $39,057, consisting of interest and principal on the remaining balance of our term loan, calculated based on the prime interest rate plus 1.5%,
     - monthly payments of approximately $3,875, consisting of interest only on the remaining balance of our revolving credit loan, calculated based on the prime interest rate plus 1%, and
     -    repayment  of   all   remaining  principal   and  interest  under  our
          $500,000 revolving credit loan on or before May 1, 2000. The revolving credit loan may not be renewed by FIB if interest or principal payments are not made on a timely basis.

     Additionally, the Federal Reserve Bank has recently increased interest rates and has indicated that it is prepared to raise rates in the future. Our high level of indebtedness leaves us highly sensitive to increasing interest rates which may further adversely affect our revenues and profitability.

We Have Incurred a Significant Loss Under a Material Contract Which We May Not Be Able to Recoup

     In January 1999, we discontinued, in substantial part, the provision of services as a subcontractor for a project to renovate a university building, Bradley Hall, within the State of New Jersey. Among other things, we are required to supply and install our Slenderwall product on the building. Our involvement in the project began in 1998. As the job progressed, we suffered significant losses due to cost overruns resulting from engineering and design flaws. We currently estimate that the Bradley Hall Project, which is expected to be completed in the third quarter of 1999, will produce a loss of approximately $1,455,000, $1,366,000 of which loss had been accrued as of June 30, 1999. Because we were continuing to suffer losses on the project and unable to continue to timely fund our ongoing commitments, we entered into an agreement with the prime contractor for the project pursuant to which: (i) the prime contractor agreed to finance the cost of labor and small tools for the balance of the installation phase of the project from January 13, 1999 until March 15, 1999, the then estimated date for completion of the project, (ii) we remained responsible for other services and materials required for the project, including provision of our Slenderwall System, (iii) we are required to reimburse the prime contractor, out of payments due us for its expenses described above plus 10% for overhead, (iv) we remain liable for cost overruns that we were originally responsible for, and (v) the prime contractor may terminate this arrangement at any time, and, in such event, we will be obligated to complete the project in accordance with the original subcontract. Under such agreement, the Company currently owes the prime contractor $843,000. The Company plans to file claims for which notification has been made and, as of June 30, 1999, $497,000 of the total estimated $1.49 million contract claim has been included in accounts receivable. There can be no assurance that the project will be completed as contemplated, that we will have the resources to pay the prime contractor, that our loss will not exceed the $1.46 million dollar estimate or that we will be able to collect or enforce a claim. The losses suffered under the Bradley Hall project have had a significant negative effect on our cash position.

We Suffered Losses for the Year in 1995, 1996 and 1998

     Our ability to sustain and increase our revenue levels and net income depends upon our ability to secure additional financing such as that contemplated by this offering. We suffered net losses of $1,529,429 and $298,465 for the years ended December 31, 1995 and 1996, respectively, and due primarily to the Bradley Hall project, we suffered a loss for the year ended December 31, 1998 of $783,883. While we achieved net income of $207,760 for the first six months of 1999, there can be no assurance that we will remain profitable in the future.

We Will Have Future Capital Requirements and the Availability of Additional Financing is Uncertain

     At June 30, 1999, our cash was $352,448. If expenditures required to achieve our plans are greater than projected or if we are unable to generate adequate cash flow from the sales of our products and/or our services, we will need additional capital. We have no commitments or arrangements to obtain any additional funding, other than the possible exercise of the Redeemable Warrants, and we may not be able to obtain such additional funding, if the need should arise. The unavailability or timing of any financing could prevent or delay the continued development and marketing of our services and may require curtailment of our operations. Our failure to raise funds when needed could have a material adverse effect on our business.

Our Net Tangible Assets Have Declined to Below $2,000,000 and the Average Bid Price for our Common Stock has Decreased to Under $1.00 Which May Result in our Securities Being Delisted from the NASDAQ System

     In order to maintain listing on NASDAQ, generally, among other things, a company must maintain $2,000,000 in total Net Tangible Assets (assets less both liabilities and goodwill) and a $1,000,000 market value of the public float. In addition, continued inclusion requires two market makers and a minimum bid price of $1.00 per share. These maintenance standards may also be increased by NASDAQ.

     The Company has recently been notified by the NASDAQ that it may delist our securities from NASDAQ based upon the decline of the bid price per share of the Common Stock to below $1.00 and the decrease of our net tangible assets to below $2,000,000. We have presented a plan to the NASDAQ listing qualifications panel which was designed to achieve compliance with these NASDAQ requirements and the NASDAQ panel has permitted a continued listing on a conditional basis. We have been granted until October 15, 1999 to fully comply with all applicable NASDAQ listing qualification rules, including raising our net tangible assets over $2,400,000 and having our Common Stock achieve an average closing bid price per share of at least $1.00 for 10 consecutive days. The proceeds of this Offering, and the private offering of Common Stock to Messrs. Smith and Schuch or other financing, and/or significant earnings from operations in the near term, will be required to achieve compliance with the Net Tangible Asset standard. There can be no assurance that we will be able to achieve these criteria.

     In the event our securities are de-listed from NASDAQ, you may be affected in any one or more of the following ways:

     - our securities will have to trade on a non-NASDAQ, less efficient "over-the-counter" market,
     - fewer investment banks will be able to make markets in our securities which will cause a decline in the trading price of the securities,
     - you may also find it more difficult to dispose of, or obtain accurate quotations as to the market value of, our securities,
     - the securities may no longer be eligible for sale in certain jurisdictions without other available exemptions, the securities may become very illiquid,
     - the Common Stock may become considered a "penny stock," as defined by the SEC, thus imposing certain suitability requirements for potential inventors and additional stringent disclosure and sales practice requirements and restrictions by the brokers or dealers who wish to trade the Common Stock.

     The additional burdens imposed upon broker-dealers by such requirements may discourage them from effecting transactions in the Common Stock and Redeemable Warrants, which could severely limit the liquidity of the Common Stock and Redeemable Warrants and the ability of purchasers in this Offering to sell the Common stock and Redeemable Warrants in the secondary market.

We Are Sensitive to the Recent Increase in  Interest Rates, and Potential Future
Increases   in   Interest   Rates   Which Will Adversely Affect Our Monthly Debt
Expenses and Profits

     Our substantial debt burden, the interest on which is directly determined by the prevailing prime interest rate, makes us especially sensitive to changes in the prevailing interest rates. Fluctuations in such interest rates may materially and adversely affect our ability to finance our operations either by increasing the cost of servicing our current debt, or by creating a more burdensome refinancing environment, if interest rates should increase. Interest rates also substantially and directly affect the ability of our potential clients to secure financing for new construction projects.

     The Federal Reserve Bank increased interest rates in June and recently indicated that it is prepared to increase rates again in the future should economic signs warrant a change.

Our Business is Characterized By Seasonal Fluctuations

     Prior to 1999, a substantial portion of our concrete pouring and curing processes were on uncovered, outdoor manufacturing areas. In the past, during the winter months, inclement weather often caused a slowdown or cessation of these outdoor production activities, thereby reducing our production capacity. To mitigate this, in March of 1999, we completed building an additional manufacturing facility at our Midland, Virginia location which brought these operations indoors and increased our annual manufacturing capacity. In addition, we service the construction industry primarily in areas of the United States where construction activity is inhibited by adverse weather during the winter. As a result, we can experience reduced revenues from December through February and depend on our revenues realized during the other months of the year. We often experience lower profits, or losses, during the winter months and must have sufficient working capital to fund our operations at a reduced level until the spring construction season.

We Face a High Level of Competition Which May Adversely Affect Results of Operations

     The market for our products is highly competitive and characterized by:

     - competitive bidding for government as well as private contracts and subcontracting work,
     - the availability of government or private funding for commercial buildings or residential housing developments, public and private roads and highways and municipal utilities,
     -    evolving industry standards,
     - domination by several large companies with resources that are substantially greater than our own,
     -    labor  relations  in  the construction industry,

     -    cross and collateral marketing of products by two or  more  companies,
     -    alliances   between  companies  and/or contractors and subcontractors,
     - a cyclical construction industry that may be dependent on uncontrollable factors such as the weather and interest rates,
     -    rapid  changes  in  customer  requirements  and  increasing   customer
          demands,
     - cycles in the construction industry that are highly dependent and influenced by national and regional economies, and
     -    the availability of raw materials and energy supplies.

     As a result, our success depends upon our ability to continue to:

     - timely and efficiently acquire, license or develop and introduce our existing as well as new products that take advantage of technological advances and efficiencies,
     - successfully bid for, secure and maintain government and private contracting as well as subcontracting work,
     -    maintain satisfactory labor relations,
     -    timely respond to new customer requirements and demands,
     - license our proprietary products to precast concrete manufactures nationwide and in certain foreign countries, and
     - generate enough revenues during the summer months to offset lower revenues caused by inclement weather during the winter.

     To the extent one or more of our competitors introduce products that better address customer requirements, or are less expensive than our products, our business could be adversely affected. We may not be successful in developing and marketing our existing products or new products or incorporating new technology on a timely basis. If we are unable to timely develop and introduce new products, or enhance existing products, in response to changing market conditions or customer requirements or demands, our business and results of operations could be materially and adversely affected.

     Although we have a number of ongoing development projects and have completed a new manufacturing facility which is used to conduct indoors, manufacturing activities that were previously conducted outdoors, the following risks still exist:

     - development, manufacture and/or delivery of our products may not be completed successfully or on time,
     -    we  may  not have  adequate funding  or  may  experience unanticipated
          costs   with  respect to these projects, and
     - enhancements to our products may not keep pace with broadening market requirements.

     The dominant position of certain large cement manufacturing and construction supply companies provide these companies with a range of competitive advantages, including the ability to fund larger projects and utilize their greater resources to achieve a dominant position in new product and geographic markets. Because of the economies of scale that some of these competitors have achieved, they may also be able to produce products that are competitive to ours and at lower costs and may be able to offer faster completion time for their services.

Our Business Depends, In Part,  on Government Funding of Construction Projects

     Federal and state government highway programs and financing for such programs have been and are expected to continue to be, a major source of our revenues. Many of our products are purchased by highway contractors operating under government funded highway projects that generally involve competitive bidding. No assurance can be given as to the continuance or level of federal or state government funding for highway programs, or that our products will be designated for installation in connection with these projects. We may be adversely affected by decreases in levels of government highway funding or changes to government highway programs.

     We believe that competition will continue to intensify in the future and that new, cost efficient product introductions and other actions by competitors, such as the entry into new geographic markets, could materially and adversely affect our competitive position.

We Face the Risk of Litigation

     Competitors and potential competitors may resort to litigation as a means of competition. Any litigation which involves us, whether as plaintiff or defendant, regardless of the outcome, may result in substantial costs and expenses to us and significant diversion of effort by our administrative and management personnel. In the event of an adverse result in any such litigation, we could be required to:

     - pay damages including consequential damages that my not be easily foreseeable,
     -    expend  funds  and  resources in repairing, refurbishing, replacing or
          removing  our   products,
     - expend significant resources to develop non-infringing technology and cease the use of any infringing technologies, and
     - obtain licenses to the technology which may be the subject of the litigation on terms not advantageous to us.

     There can be no assurance that we would be successful in such development, that any such licenses would be available and/or that we would have available funds sufficient to satisfy any cash awards.

     We are also claimants in various litigations wherein we are seeking to collect certain accounts receivables. These accounts receivables have already been reserved and are reflected as part of our current assets in our Balance Sheet as at June 30, 1999. Currently, the maximum amount in dispute and in litigation, which we may not recover, is $280,000. The Company also has plans to file claims related to the Bradley Hall project in which a portion ($497,000) is included in accounts receivable. Additionally, whether these amounts are recovered or not, there are costs associated with litigation that may not be recovered.

There Can Be No Assurance that Our Proprietary Technology Can Be Adequately Protected

     We hold U.S. and Canadian patents for our Easi-Set J-J Hooks highway safety barrier and Easi-Set Precast Building transportable concrete buildings and have a U.S. patent for our Slenderwall exterior cladding system. The Easi-Set J-J Hooks patent was granted in Europe in December 1997 and has been registered in eleven European countries. We also own U.S. trademarks on Easi-Set and Smith-Cattleguard . We currently license Durisol and the Durisol technology for "sound-proofing" our Easi-Set Sierra Wall products, and are dependent thereon. Our license to use the Durisol technology, subject to the terms and conditions of the license agreement, expires on December 31, 2003. No assurance can be given that the patent for which an application has been filed or any patents that have been or may be granted in the future will be enforceable or provide meaningful protection from competitors. In addition, the laws of some foreign countries do not protect proprietary rights to as great extent as do the laws of the U.S. Even if a competitor's products were to infringe on patents we hold, enforcing our rights in an infringement action would be costly.

     In addition, no assurance can be given that our products or processes will not infringe any patents or other intellectual property rights of third parties. If our products or processes do infringe the rights of third parties, no assurance can be given that we will be able to obtain a license from the intellectual property owner on commercially reasonable terms or at all.

We Are Subject to Significant Government Regulation

     We frequently supply products and services pursuant to agreements with general contractors who have entered into contracts with federal or state governmental agencies. The successful completion of our obligations under these contracts is often subject to the satisfactory inspection or approval of such products and services by a representative of the contracting agency. Although we endeavor to satisfy the requirements of each such contract to which we are a party, no assurance can be given that the necessary approval of our products and services will be granted on a timely basis or at all and that we will receive any payments due to us. Any failure to obtain such approval and payment may have a material adverse effect on our business.

     Employees in our manufacturing plants operate complicated machinery that can cause substantial injury or death upon malfunction or improper operation. Additionally, during the normal course of our operations, we use and dispose of materials such as solvents or lubricants used in machinery, that are classified as hazardous by government agencies that regulate environmental quality. Our operations are subject to extensive and stringent regulation by federal, state and local governmental and regulatory authorities, including regulation relating to the Occupational Safety and Health Act ("OSHA") and environmental protection. No assurance can be given that we are, or in the future will be, able to comply with, or continue to comply with, current or future OSHA or other governmental regulations in every jurisdiction in which we conduct or will conduct business operations without substantial cost or interruption of operations, or that any present or future federal, state or local regulations may not restrict our present and possible future activities. If we are unable to comply with such requirements, we could be subject to substantial sanctions, including restrictions on our business operations, monetary liability and criminal sanctions, any of which could have a material adverse effect upon our business.

We Are Dependent Upon Our President and Chief Executive Officer

     Our success is dependent on the efforts and abilities of Rodney I. Smith, our President and Chief Executive Officer. Mr. Smith is employed by the Company under an employment agreement expiring on December 31, 1999. This employment agreement includes non-disclosure and non-competition provisions. The loss of Mr. Smith's services could have a material adverse effect on our business. Currently, we are the beneficiaries of two "key-man" life insurance policies on Mr. Smith's life. The aggregate face value of said insurance policies is $200,000. Additionally, FIB has been assigned any possible proceeds of a $1,000,000 policy on the life of Mr. Smith towards repayment of the FIB term loan. The terms of our FIB term loan further restricts the purchase of any life insurance from business income or assets without the approval of FIB.

Broad Discretion as to Use of Proceeds

     Management has substantial discretion in the use of the net proceeds of this Offering. Although we intend to use such proceeds to, among other things, repay debt, complete the construction of our engineering and storage facility, support our operations, purchase raw material and/or finance inventory and accounts receivable, no assurance can be given that all or any of such proceeds will be used for such purposes. Accordingly, our management will have broad discretion with respect to the expenditure of a significant portion of the net proceeds. See "Use of Proceeds."

There Are a Substantial Number of Shares Eligible for Future Sale

     Upon exercise of all of the Redeemable Warrants, the Underwriters' Warrants and the Network I Warrants, we will have outstanding 4,830,516 shares of Common Stock and no Redeemable Warrants, not including certain shares subscribed for by Messrs. Rodney Smith and Guy Schuch. The 1,785,718 shares of Common Stock underlying all of the Redeemable Warrants, the Network I Warrants and the Underwriters' Warrants will be freely tradeable without restriction (or the resale will be registered by virtue of the Registration Statement of which this Prospectus is a part) under the Securities Act, unless acquired by "affiliates" of the Company as that term is defined in the Securities Act.

In general, under Rule 144, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company, who has beneficially owned restricted shares of Common Stock for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or if the Common Stock is quoted on NASDAQ or a stock exchange, the average weekly trading volume during the four calendar weeks preceding the sale. A person who presently is not and who has not been an affiliate of the Company for at least two years is entitled to sell such shares under Rule 144 without regard to any of the volume limitations described above. Of our outstanding shares of Common Stock, 703,915 shares are held by officers and directors of the Company, all of which are eligible for resale pursuant to Rule 144 with the restricted volume limitations. These shares do not include an aggregate of 471,428 shares of Common Stock subscribed to by Messrs. Smith and Schuch and issuable subject to shareholder approval and continued NASDAQ listing.

     No prediction can be made as to the effect, if any, that sales of shares of Common Stock or the availability of such shares for sale will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock and could impair our ability to raise capital in the future through the sale of equity securities.

We May Redeem the Redeemable Warrants

     We may redeem the Redeemable Warrants at any time at a redemption price of $.10 per Redeemable Warrant, upon 30 days prior written notice, provided that the average closing bid price of the Common Stock, for a period of 20 consecutive trading days ending not more than 15 days prior to the date of the redemption notice, exceeds 150% of the exercise price (initially $.90, subject to adjustment) of the Redeemable Warrants per share. Redemption of the Redeemable Warrants could force the holders to exercise the Redeemable Warrants and pay the exercise price at a time when it may be disadvantageous for the holders to do so, to sell the Redeemable Warrants at the then current market price when they might otherwise wish to hold the Redeemable Warrants or to accept the redemption price, which is likely to be substantially less than the market value of the Redeemable Warrants at the time of redemption. The failure of any of the warrants to be exercised upon a call for redemption would have a substantial effect on this Offering and the use of proceeds of this Offering and will cause the redemption of these Redeemable Warrants by us. See "Description of Capital Stock - Redeemable Warrants."

A  Current  Prospectus   and   State   Blue   Sky   Registration  is Required to
Exercise Redeemable Warrants

     Although the Redeemable Warrants were not knowingly sold to purchasers in jurisdictions in which they are not registered or otherwise qualified for sale, purchasers may have purchased, or may in the future purchase, Redeemable Warrants in the aftermarket or may have moved, or in the future may move, to jurisdictions in which the shares of Common Stock issuable upon exercise of the Redeemable Warrants are not so registered or qualified during the period that the Redeemable Warrants are exercisable. In this event, we may be unable to issue shares of Common Stock to those persons desiring to exercise their Redeemable Warrants unless and until the shares of Common Stock could be registered or qualified for sale in the jurisdictions in which such purchasers reside, or unless an exemption to such qualification exists in such jurisdiction. No assurance can be given as to our ability to effect any required registration or qualification of the Common Stock in any jurisdiction. See "Description of Capital Stock - Redeemable Warrants" and "Plan of Distribution."

Arbitrary Determination of Exercise Price

     The exercise prices of the Redeemable Warrants, the Underwriters' Warrants and the Network I Warrants have been determined by negotiations between us, each of the Underwriters of our initial public offering and Network I Financial Securities, Inc. and are not necessarily related to our asset value, net worth or other established criteria of value.

Management Maintains a High Degree of Control

     The executive officers and directors of the Company beneficially own approximately 23.8% of the shares of Common Stock eligible to vote and therefore have a significant influence on the vote to elect the members of the Board of Directors and with respect to the outcome of any issues which may be subject to a vote of our shareholders. Additionally, upon approval by the shareholders of the subscription agreements for 142,857 and 328,571 shares of Common Stock by Messrs. Smith and Schuch, respectively, and acceptance thereof, executive officers and directors of the Company will beneficially own approximately 33.9% of the shares of Common Stock.

Our Stock Prices are Subject to Volatility

     The market for the Common Stock and the Redeemable Warrants is highly volatile. The trading price of the Common Stock and Redeemable Warrants could be subject to wide fluctuations in response to, among other things:

     - the award of, or loss of, government or private construction contracts,
     -    the cyclical  nature of the  construction  industry in general,
     -    quarterly variations in operating and financial results,
     - announcements of technological innovations or new products by us or our competitors,
     - changes in prices of ours or our competitors' products and services, and
     -    changes in our  revenue and revenue growth rates.

     Statements or changes in opinions, ratings or earnings estimates made by brokerage firms or industry analysts relating to the market in which we do business or relating to us could result in an immediate and adverse effect on the market price of the Common Stock and the Redeemable Warrants. In addition, the stock market has from time to time experienced extreme price and volume fluctuations which have particularly affected the market price for the securities of many small-cap companies, such as ours, and which often have been unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of the Common Stock.

Certain Provisions of Delaware Law and Our Certificate of Incorporation Have Potential Anti-Takeover Effects

     Certain provisions of Delaware law and of our Certificate of Incorporation and By-Laws could make more difficult a merger, tender offer, or proxy contest involving us, even if such events could be beneficial to the interests of our Shareholders. These provisions include:

     -    Section 203 of the Delaware General Corporation Law,
     - the requirement a majority of the Shareholders entitled to vote thereon approve certain transactions, and
     - the existence of "blank check" preferred stock that may be issued by our Board of Directors without Shareholder approval on such terms as the Board may determine.

     The rights of the holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of up to 1,000,000 shares of Preferred Stock, that may be issued in the future in one or more series. No shares of Preferred Stock are currently issued or outstanding. The terms of any Preferred Stock issued may be determined by the Board of Directors without further action by the Shareholders and may include voting rights, preferences as to rights, dividends, liquidation, conversion and redemption rights and sinking fund provisions. Moreover, although the ability to issue other classes of preferred stock may provide flexibility in connection with possible acquisitions and other corporate purposes, such issuance may make it more difficult for a third party to acquire, or may discourage a third party from acquiring, a majority of our voting stock. These provisions could limit the price that certain investors might be willing to pay in the future for shares of Common Stock. See "Description of Capital Stock."

Our Directors' Liability is Limited

     Our Certificate of Incorporation provides that our directors will not be held liable to the Company or our Shareholders for monetary damages upon breach of a director's fiduciary duty, except for (a) any breach of the director's duty of loyalty to us or our Shareholders; (b) acts that are not in good faith or involve intentional misconduct; (c) any transaction where the directors received an improper benefit; and (d) as otherwise required by law.

No Dividends Paid by the Company

     We have never paid any cash dividends on the Common Stock and we do not anticipate paying any dividends in the foreseeable future.

Substantial Amounts of Additional Shares May be Issued Without Shareholder Approval

     As of the date of this Prospectus, we have an aggregate of 3,044,798 shares of Common Stock outstanding. In addition, as of the date of this Prospectus, we have an additional (a) aggregate of 280,000 shares of Common Stock issuable upon the exercise of stock options granted or available for grant under our 1994 Stock Option Plan and (b) an aggregate of 1,785,718 shares of Common Stock which are offered herein and issuable upon exercise of the Redeemable Warrants, the Underwriters' Warrants and the Network I Warrants. All of such shares may be issued without any action or approval by our Shareholders. Although there are no other material present plans, agreements, commitments or undertakings with respect to the issuance of additional shares of Common Stock or securities convertible into any such shares by the Company, other than in connection with the exercise of outstanding stock options and warrants, any shares issued would further dilute the percentage ownership of the Company held by our Shareholders. See "Description of Capital Stock."

                                 USE OF PROCEEDS

     In the event that all of the Redeemable Warrants, the Underwriters' Warrants and the Network I Warrants are exercised, the net proceeds to the Company hereby are estimated at approximately $1,549,860, after deducting expenses in connection with the warrant redemption, solicitation fees (payable to Network I) and filing of this Prospectus estimated at $99,572. However, there can be no assurance that any of the above mentioned warrants will be exercised. Such net proceeds, if any, are expected to be expended as follows:


                                                                    Approximate
                                                                   Percentage of
Application of Proceeds                      Dollar Amount         Net Proceeds
-----------------------                      -------------         -------------

Completion of Engineering and
  Storage Facility (1). . . . . .  . . .       $   90,000              5.8%

Repayment of Indebtedness (2). . . . . .          500,000              32.3%

Working capital and general corporate
  purposes. . . . . . . . . . . . . . .           959,860              61.9%
                                               ----------            -------
     Total. . . . . . . . . . . . . . .        $1,549,860             100.0%

----------
(1) Represents the estimated cost associated with the completion, supplying and making completely operational the engineering and storage facility currently under construction on our site in Midland, Virginia.

(2) Represents the estimated balance of the Company's revolving credit loan with FIB that will be repaid from the proceeds of this Offering. The revolving credit loan bears interest at a rate of 1% over prime and matures on May 1, 2000. Once this revolving debt is repaid and has a zero balance for a period of 30 days, we may re- borrow under this facility. We expect to re-borrow and utilize such proceeds for working capital and general corporate purposes.

     Network I Financial Securities, Inc. is entitled to solicitation fees equal to five (5%) percent of the exercise price of the Redeemable Warrants exercised, the potential maximum of which is $41,572. See "Plan of Distribution."

  The above represents the proceeds of this Offering assuming that all Redeemable Warrants as well as the Underwriters' Warrants and the Network I Warrants are exercised. The Underwriters' Warrants to purchase Common Stock are exercisable at a price well above the market price, as such it is likely that they will not be exercised in the near term and may expire unexercised. In addition, the Network I Warrants are currently exercisable at a price per share above the current market price of the Common Stock. In the event that the Underwriters' Warrants to purchase Common Stock are not exercised, and other warrants are exercised, the net proceeds will be $1,007,359.

  The foregoing represents the Company's estimate of its use of the net proceeds of this Offering based on current planning and business, industry and economic conditions, and the Company's future revenues and expenditures. The proposed application of the net proceeds is subject to changes as market and financial conditions and other opportunities that may be presented to the Company may dictate. The costs required to open and make fully operational the Company's new Midland engineering and storage facility may vary depending upon such factors as unexpected labor costs and significant rise in the cost of raw building materials. Accordingly, in the event the Company's estimates as to the costs required to open, operate and maintain the facility prove to be inaccurate, the Company may be forced to pursue additional financing and/or utilize working capital in addition to the net proceeds of this Offering allocated for the completion of the facility.

  In the event less than the maximum proceeds are raised, the Company intends to allocate such amount as is necessary in order to repay the revolving credit loan with FIB prior to allocating funds for other uses. In all other respects, the Company will allocate the proceeds of this Offering to the same uses and in the approximate same proportions as if the maximum proceeds were raised.

  To the extent that the net proceeds are not immediately required for the purposes described above, they may be invested principally in either U.S. government securities, short-term certificates of deposit, money market funds or other short-term interest-bearing investments.

  The Company will not receive any of the proceeds from the sale of the Common Stock by the Selling Securityholders or by any of the holders who exercised their warrants.


                                 DIVIDEND POLICY

  The Company has never paid cash dividends on its capital stock and does not anticipate paying cash dividends in the foreseeable future. The Company currently intends to retain any future earnings for reinvestment in its business. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon the Company's financial condition, results of operations, capital requirements and other relevant factors.

                             SELLING SECURITYHOLDERS

  The Company has agreed to register all of the shares of Common Stock and Redeemable Warrants underlying the Underwriters' Warrants, the shares of Common Stock issuable upon exercise of the Redeemable Warrants underlying the Underwriters' Warrants, as well as all of the shares of Common Stock underlying the Network I Warrants, under the Securities Act of 1933 and to pay all of the expenses in connection with such registration and sale of Common Stock (other than underwriting discounts and selling commissions and the fees and expenses of counsel and other advisors to the Selling Securityholders). A portion of the Underwriters' Warrants have been assigned to designees of LCP Capital Corp. and Network I Financial Securities, Inc., the underwriters of the Company's initial public offering, and all of the Network I Warrants have been assigned to designees of Network I Financial Securities, Inc. Except as noted below, none of the Selling Securityholders has had any material relationship with the Company or any of its affiliates within the past three years. The Company will not receive any proceeds from the sale of any of the securities by the Selling Securityholders, except for the exercise price, if any, paid in connection with the exercise of the Underwriters' Warrants, the Redeemable Warrants underlying the Underwriters' Warrants and the Network I Warrants. See "Plan of Distribution."

  The following table sets forth certain information with respect to the present record and beneficial ownership of the securities of the Company owned by all Selling Securityholders.

                                                                                                   Amount and Nature of
                                                                                                   Beneficial Ownership
                                                                                                     Of Common Stock
                                        Ownership Prior                          Amount             After Sale of the
                                            To Sale                         Offered Hereby              Securities
                             -----------------------------------      ------------------------     --------------------
                                        Redeemable     Network I                  Redeemable
Selling Securityholder       Shares      Warrants       Warrants       Shares      Warrants         Number     Percent
----------------------       ------     ----------     ---------       ------     ----------        ------     -------

LCP Capital Corp.            50,000 (1)    25,000 (2)        0         50,000 (1)    25,000 (2)       0            0

William Heming               10,000 (3)         0       10,000         10,000 (3)         0           0            0

Richard W. Hunt              70,600 (4)    11,500 (5)   47,500         70,500 (4)    11,500 (5)     100            *

William R. Hunt, Jr.         70,500 (4)    11,500 (5)   47,500         70,500 (4)    11,500 (5)       0            0

John C. Kawas                12,500 (6)     6,250 (7)        0         12,500 (6)     6,250 (7)       0            0

Ira B. Newman                12,500 (6)     6,250 (7)        0         12,500 (6)     6,250 (7)       0            0

Michael Simineri             12,500 (6)     6,250 (7)        0         12,500 (6)     6,250 (7)       0            0

Charles S. Stoffers          12,500 (6)     6,250 (7)        0         12,500 (6)     6,250 (7)       0            0

Damon Testaverde            204,250 (8)    27,000 (9)   95,000        149,000 (8)    27,000 (9)   55,250         1.8

----------
*   Less than 1%.

(1) Includes 25,000 shares of Common Stock underlying Underwriters' Warrants and 25,000 shares of Common Stock issuable upon exercise of the Redeemable Warrants underlying the Underwriters' Warrants.
(2) Includes of 25,000 Redeemable Warrants issuable upon exercise of the Underwriters' Warrants.
(3) Includes 10,000 shares of Common Stock underlying Network I Warrants. The Network I Warrants were issued pursuant to a financial advisory agreement, dated January 14, 1999, between a division of Network I Financial Securities, Inc. and the Company.

                                       19


(4) Includes 11,500 shares of Common Stock underlying Underwriters' Warrants, 11,500 shares of Common Stock issuable upon exercise of the Redeemable Warrants underlying the Underwriters' Warrants and 47,500 shares of Common Stock underlying the Network I Warrants.
(5) Includes 11,500 Redeemable Warrants issuable upon exercise of the Underwriters' Warrants.
(6) Includes 6,250 shares of Common Stock underlying the Underwriters' Warrants and 6,250 shares of Common Stock issuable upon exercise of the Redeemable Warrants underlying the Underwriters' Warrants.
(7) Includes 6,250 Redeemable Warrants issuable upon exercise of the Underwriters' Warrants.
(8) Includes 27,000 shares of Common Stock underlying the Underwriters' Warrants, 27,000 shares of Common Stock issuable upon exercise of the Redeemable Warrants underlying the Underwriters' Warrants and 95,000 shares of Common Stock underlying the Network I Warrants.
(9) Includes 27,000 Redeemable Warrants issuable upon exercise of the Underwriters' Warrants.

        Additionally, an aggregate of 1,385,718 shares of Common Stock may be issued upon exercise of 1,385,718 publicly traded Redeemable Warrants. Of these Redeemable Warrants, 235,718 were issued to certain investors in the Company's bridge private placements in 1994 and 1995. All of the Redeemable Warrants issued in the private placements have been registered and sold by their respective holders pursuant to a prior registration statement (or an exemption from the registration requirements) and may thus be publicly traded.


                              PLAN OF DISTRIBUTION

         Of the securities covered by this Prospectus, 100,000 shares of Common Stock and 100,000 Redeemable Warrants are issuable upon exercise of the Underwriters' Warrants, 100,000 shares of Common Stock are issuable upon exercise of the Redeemable Warrants underlying the Underwriters' Warrants, 1,385,718 shares of Common Stock are issuable upon exercise of the remaining Redeemable Warrants, and 200,000 shares of Common Stock are issuable upon exercise of the Network I Warrants. This Prospectus also covers the resale by the holders of the securities underlying the Underwriters' Warrants and the Network I Warrants. From time to time, one or more of the holders of the securities offered herein may pledge, hypothecate or grant a security interest in some or all of the shares of Common Stock, Underwriters' Warrants, Redeemable Warrants and Network I Warrants, and the pledgees, secured parties or persons to whom such shares have been hypothecated shall, upon foreclosure in the event of default, be deemed to be the holders of the securities for purposes hereof.

         The shares of Common Stock underlying each of the Redeemable Warrants, the Underwriters' Warrants and the Network I Warrants, and the Redeemable
Warrants underlying the Underwriters' Warrants, may be offered for the account of the holder or holders from time to time, as market conditions permit on NASDAQ, or on the Boston Stock Exchange, or otherwise, through ordinary brokerage transactions, in negotiated transactions, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The holders may effect such transactions by selling shares to or through appropriately registered broker-dealers, and all such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the holders and/or the purchasers of the securities for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The aforementioned methods of sale described above may not be all-inclusive.

         Any broker-dealer acquiring securities in the over-the-counter market from the holders may sell the securities either directly, in its normal market-making activities, through or to other brokers on a principal or agency basis or to its customers. Any such sales may be at prices then prevailing in the over- the-counter market, at prices related to such prevailing market prices or at negotiated prices to its customers or a combination of such methods. Such broker-dealers that act in connection with the sale of the shares hereunder might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended; any commissions received by them and any profit on the resale of shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Any such commissions, as well as other expenses of the holders and applicable transfer taxes, are payable by such parties, as the case may be.

         Pursuant to the Underwriters' Warrant Agreement entered into by the Company and the Underwriters in connection with the Company's Initial Public Offering in December of 1995, the Company has agreed to indemnify the holders of the securities underlying the Underwriters' Warrants against certain liabilities, including liabilities under the Securities Act. The Company has further agreed to pay to Network I a fee of five (5%) percent of the aggregate exercise price of each solicitized Redeemable Warrant exercised, subject to the rules and regulations of the NASD with regard to such fees. However, Network I will not be entitled to the warrant solicitation fee if (i) the market price of Common Stock at the time of exercise is lower than the exercise price of the Redeemable Warrants; (ii) the Redeemable Warrants are held in any discretionary account; (iii) disclosure of compensation arrangements is not made, in addition to the disclosure provided in this Prospectus, in documents provided to holders of the Redeemable Warrants at the time of exercise; (iv) the exercise of Redeemable Warrants is unsolicited by Network I or (v) the solicitation of exercise of the Redeemable Warrants was in violation of Rule 10b-6 promulgated under the Exchange Act.

         The Common Stock offered hereby upon the exercise of the Redeemable Warrants, the Underwriters' Warrants and the Network I Warrants, and the
Redeemable Warrants offered hereby upon the exercise of the Underwriters' Warrants, will be issuable in accordance with the terms of the respective warrants. Among other things, all of the warrants provide that, upon surrender at the Company's principal offices of an certificate evidencing any of the warrants, with the annexed form to exercise the warrant duly executed, together with payment of the exercise price of the warrants so exercised, the registered holder of any warrant (or assignee) will be entitled to receive a certificate for the shares of Common Stock or Redeemable Warrants so purchased.


                          DESCRIPTION OF CAPITAL STOCK

         The Company's authorized capital stock currently consists of 8,000,000 shares of Common Stock, par value $.01 per share ("Common Stock"), and 1,000,000 shares of Preferred Stock, par value $.01 per share ("Preferred Stock").

Common Stock

         As of the date of this  Prospectus,  there  were  3,044,798  shares  of
Common Stock outstanding. As of July 1999, there were approximately 52 Shareholders of record of Common Stock (this does not include shares held in "street name"). The Common Stock is currently listed on the NASDAQ SmallCap Market under the trading symbol "SMIDC" and also traded on the Boston Stock Exchange under the symbol "SMM." Holders of Common Stock do not have subscription, redemption, conversion or preemptive rights. Each share of Common Stock is entitled to participate pro rata in distribution upon liquidation, subject to the rights of holders of Preferred Stock (if any), and to one vote on all matters submitted to a vote of Shareholders. The holders of Common Stock may receive cash dividends as declared by the Board of Directors out of funds legally available therefor, subject to the rights of any holders of Preferred Stock.

         Holders of Common Stock are entitled to elect all directors of the Company subject to the rights of the holders of Preferred Stock (if any). The Board of Directors consists of a maximum of five members, each of which serves for a term of one year. At each annual meeting of the shareholders all of the directors are elected. The holders of Common Stock do not have cumulative voting rights.

Preferred Stock

         The Board of Directors is authorized by the Company's Certificate of Incorporation to issue up to 1,000,000 shares of one or more series of Preferred Stock. No shares of Preferred Stock have been designated or authorized for future issuance by the Board, and the Company has no present plans to issue any such shares. In the event that the Board does issue any shares of Preferred Stock, it may exercise its discretion in establishing the terms of such Preferred Stock. In the exercise of such discretion, the Board may determine the voting rights, if any, of the series of Preferred Stock being issued, which could include the right to vote separately or as a single class with the Common Stock and/or other series of Preferred Stock; to have more or less voting power per share than that possessed by the Common Stock or other series of Preferred Stock; and to vote on certain specified matters presented to the Shareholders or on all of such matters or upon the occurrence of any specified event or condition. Upon liquidation, dissolution or winding up of the Company, the holders of Preferred Stock may be entitled to receive preferential cash distributions fixed by the Board of Directors when creating the particular series thereof before the holders of the Common Stock are entitled to receive anything. Preferred Stock authorized by the Board could be redeemable or convertible into shares of any other class or series of stock of the Company.

         The issuance of Preferred Stock by the Board could adversely affect the rights of holders of the Common Stock by, among other things, establishing preferential dividends, liquidation rights or voting powers. The issuance of Preferred Stock could be used to discourage or prevent efforts to acquire control of the Company through the acquisition of shares of Common Stock.

Redeemable Warrants

         The Redeemable Warrants include an aggregate of 1,385,718 publicly-traded redeemable Common Stock purchase warrants to purchase Common Stock at an exercise price of $.60 per share, as well as 100,000 Redeemable Warrants which are issuable upon exercise of the Underwriters' Warrants. The Redeemable Warrants are immediately exercisable and expire on December 12, 2000. The Redeemable Warrants all have the same terms and are redeemable by the Company at $.10 per Redeemable Warrant, upon 30 days prior written notice, provided that the average closing bid price of the Common Stock, for 20 consecutive trading days ending not more than 15 days prior to the date of the redemption notice, exceeds 150% of the exercise price (currently $.90, subject to adjustment) of the Redeemable Warrants per share. In the event of redemption, the Redeemable Warrants expire at the close of business on the business day prior to the date fixed for redemption by the Company. The Redeemable Warrants are currently trading on NASDAQ under the trading symbol SMIWC and also on the Boston Stock Exchange under the symbol SMM/W.

Underwriters' Warrants

         The Underwriters' Warrants are exercisable immediately and include warrants to purchase 100,000 shares of Common Stock and 100,000 Redeemable Warrants. The Underwriters' Warrants to purchase Common Stock are exercisable at a price of $5.425 per share subject to adjustment and expire on December 12, 2000. The Underwriters' Warrants to purchase the Redeemable Warrants are exercisable at a price of $.155 per warrant. The Underwriters' Warrants were originally issued to Network I and LCP Capital Corp. in connection with underwriting services provided by Network I Financial Securities, Inc. and LCP Capital Corp. as underwriters of the Company's Initial Public Offering in December of 1995. Some of the Underwriters' Warrants have been assigned to various Selling Securityholders. The Underwriters' Warrants are subject to adjustment pursuant to certain anti-dilution provisions contained therein.

Network I Warrants

         The Network I Warrants include an aggregate of 200,000 warrants, each warrant to purchase one share of Common Stock at an exercise price of $1.00. The Network I Warrants are exercisable immediately, expire on January 14, 2002 and were issued to designees of Network I Finaicial Services, Inc. as compensation for consulting and financial services pursuant to a financial advisory agreement dated January 14, 1999. The Network I Warrants are not redeemable by the Company. The Network I Warrants are subject to adjustment in their exercise price and the number of shares of Common Stock issuable upon exercise in certain circumstances, including in the event of a stock dividend, recapitalization, reorganization, merger or consolidation of the Company.

Transfer Agent and Registrar

         The Transfer Agent and Registrar for the Common Stock is American Securities Transfer & Trust, Incorporated, Denver, Colorado.

                                     EXPERTS

        The financial statements and schedules incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated by reference in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.


                                  LEGAL MATTERS

         The validity of the Securities offered hereby will be passed upon for the Company by Kaufman & Moomjian, LLC, Mitchel Field, New York.

================================================================================
No person has been authorized in connection with the offering made hereby to give any information or to make any representation not contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, any Selling Securityholder or any other person. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any of the securities offered hereby to any person or by anyone in any jurisdiction in which it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, except as otherwise contemplated by the rules and regulations of the Securities and Exchange Commission, create any implication that the information contained herein is correct as of any date subsequent to the date hereof.
                         ------------------------------












================================================================================

================================================================================






                                    1,785,718

                                    Shares of
                                  COMMON STOCK

                                       and

                             REDEEMABLE WARRANTS TO
                                    PURCHASE

                                     100,000

                                    Shares of
                                  COMMON STOCK




                            SMITH-MIDLAND CORPORATION





                              -------------------

                                   PROSPECTUS

                              -------------------







                               September 20, 1999



================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

     The estimated expenses of the distribution, all of which are to be borne by the Registrant, are as follows: *

SEC Registration Fee . . . . . . . . . . . . . . . . . . . . .    $     56.60
Blue Sky Fees and Expenses . . . . . . . . . . . . . . . . . .       7,500.00
Accounting Fees and Expenses . . . . . . . . . . . . . . . . .      15,000.00
Legal Fees and Expenses. . . . . . . . . . . . . . . . . . . .      32,000.00
Printing and Engraving . . . . . . . . . . . . . . . . . . . .       2,000.00
Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . .       1,443.40
     Total . . . . . . . . . . . . . . . . . . . . . . . . . .    $ 58,000.00
----------
*Excludes a solicitation fee of five (5%) percent of the exercise price of the Redeemable Warrants exercised, the potential maximum of which is $41,572.


Item 15.  Indemnification of Directors and Officers.

     Under the provisions of the Certificate of Incorporation and By-Laws of the Registrant, each person who is or was a director or officer of Registrant shall be indemnified by the Registrant as of right to the full extent permitted or authorized by the General Corporation Law of Delaware. Under such law, to the extent that such person is successful on the merits of defense of a suit or proceeding brought against such person by reason of the fact that such person is a director or officer of the Registrant, such person shall be indemnified against expenses (including attorneys' fees) reasonably incurred in connection with such action. If unsuccessful in defense of a third-party civil suit or a criminal suit is settled, such a person shall be indemnified under such law against both (1) expenses (including attorneys' fees) and (2) judgments, fines and amounts paid in settlement if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Registrant, and with respect to any criminal action, had no reasonable cause to believe such person's conduct was unlawful. If unsuccessful in defense of a suit brought by or in the right of the Registrant, or if such suit is settled, such a person shall be indemnified under such law only against expenses (including attorneys' fees) incurred in the defense or settlement of such suit if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Registrant except that if such a person is adjudicated to be liable in such suit for negligence or misconduct in the performance of such person's duty to the Registrant, such person cannot be made whole even for expenses unless the court determines that such person is fairly and reasonably entitled to be indemnified for such expenses.

Item 16.  Exhibits.

Number    Description
------    -----------
4.1       Specimen  Common  Stock  Certificate.  (Incorporated  by  reference to
          Exhibit 4b to the Company's Registration Statement on Form SB-2 (Commission File Number: 33-89312) declared effective with the Commission on December 13, 1995.)*
4.2 Specimen of Redeemable Common Stock Purchase Warrant and Form of Public Warrant Agreement. (Incorporated by reference to Exhibit 4c to the  Registration  Statement.)*
4.3 Form of Warrant Agreement among the Company, Network 1 Financial Securities, Inc. and LCP Capital Corp., including Form of Underwriters' Warrant Certificate (Incorporated by reference to
          Exhibit 4d to the Company's Registration  Statement.)*
4.4 Warrant Agreement dated as of Janaury 14, 1999, among the Company, Damon Testaverde, William Heming, Richard W. Hunt and William R. Hunt, Jr. to purchase 200,000 shares of Common Stock, issued to designees of Network I Financial Securities, Inc. and the Form of Warrant Certificate related thereto.
5         Opinion and consent of Kaufman & Moomjian,  LLC.*
10 Financial Advisory Agreement, dated January 14, 1999, between the Company and a division of Network I Financial Securities, Inc.
23.1      Consent of BDO Seidman, LLP.*
23.2 Consent of Kaufman & Moomjian, LLC. (Included in legal opinion filed as Exhibit 5)*
24 Powers of Attorney (set forth on the signature page of this Registration Statement on Form S-3.)*
-------------
*    Previously filed.

Item 17.  Undertakings.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to any of the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The Registrant hereby undertakes that it will:

     (1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:
          (a) include any prospectus required by Section 10(a)(3) of the Securities Act;
          (b) reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

          (c) Include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
       provided,  however,  the undertakings set forth in clauses (1)(a) and (1)
       (b) above shall not apply if the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the Registration Statement.

     (2) For determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering; and

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the termination of the Offering.

     The Registrant hereby further undertakes that it will:

     (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective; and

     (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the Registration Statement, and that offering of such securities at that time as the initial bona fide offering of those securities.

     The Registrant hereby further undertakes that, for purposes of determining liability under the Securities Act, each of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The Registrant hereby further undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Midland, State of Virginia, this 15th day of September, 1999.


                                            SMITH MIDLAND CORPORATION


                                      By:          /s/ Rodney I. Smith
                                          -------------------------------------
                                                     Rodney I. Smith
                                          President and Chief Executive Officer


                                POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on August 20, 1999 by the following persons in the capacities indicated. Each person whose signature appears below constitutes and appoints Rodney I. Smith with full power of substitution, his/her true and lawful attorney-in-fact and agent to do any and all acts and things in his/her name and on his/her behalf in his/her capacities indicated below which he may deem necessary or advisable to enable Smith-Midland Corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement including specifically, but not limited to, power and authority to sign for him/her in his/her name in the capacities stated below, any and all amendments (including post-effective amendments) thereto, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in such connection, as fully to all intents and purposes as we might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

    /s/ Rodney I. Smith          President, Chief Executive Officer, Chairman of
-----------------------------    the  Board  and  Director (Principal  Executive
    Rodney I. Smith              Officer)


    Theodore D. Pennington       Vice President - Finance, Chief Financial
-----------------------------    Officer (Principal Financial Officer)
   Theodore D. Pennington*


      Ashley B. Smith            Director
-----------------------------
    Ashley B. Smith*


      Wesley A. Taylor           Director
-----------------------------
      Wesley A. Taylor*


                                 Director
-----------------------------
       Andrew Kavounis


*By: /s/ Rodney I. Smith
-----------------------------
      Rodney I. Smith
  Attorney-in-Fact and Agent

                                  Exhibit Index

Number    Description
------    -----------
4.1       Specimen  Common  Stock  Certificate.  (Incorporated  by  reference to
          Exhibit 4b to the Company's Registration Statement on Form SB-2 (Commission File Number: 33-89312) declared effective with the Commission on December 13, 1995.)*
4.2 Specimen of Redeemable Common Stock Purchase Warrant and Form of Public Warrant Agreement. (Incorporated by reference to Exhibit 4c to the  Registration  Statement.)*
4.3 Form of Warrant Agreement among the Company, Network 1 Financial Securities, Inc. and LCP Capital Corp., including Form of Underwriters' Warrant Certificate (Incorporated by reference to
          Exhibit 4d to the Company's Registration  Statement.)*
4.4 Warrant Agreement dated as of January 14, 1999, among the Company, Damon Testaverde, William Heming, Richard W. Hunt and William R. Hunt, Jr. to purchase 200,000 shares of Common Stock, issued to designees of Network I Financial Securities, Inc. and the Form of Warrant Certificate related thereto.
5         Opinion and consent of Kaufman & Moomjian,  LLC.*
10 Financial Advisory Agreement, dated January 14, 1999, between the Company and a division of Network I Financial Securities, Inc.
23.1      Consent of BDO Seidman, LLP.*
23.2 Consent of Kaufman & Moomjian, LLC. (Included in legal opinion filed as Exhibit 5)*
24 Powers of Attorney (set forth on the signature page of this Registration Statement on Form S-3.)*
-------------
*    Previously filed.